Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES APPOINTMENT OF JEFFREY DURHAM AS SENIOR VICE PRESIDENT, OPERATIONS

LOS ANGELES— January 16, 2019—Reliance Steel & Aluminum Co. (NYSE: RS) announced today that Jeffrey W. Durham has been promoted to the position of Senior Vice President, Operations, effective immediately. As Senior Vice President, Operations, Mr. Durham’s responsibilities will include overseeing the operations of a number of Reliance subsidiaries and divisions.  Mr. Durham has served as Vice President, Merchandising at Earle M. Jorgensen Company (“EMJ”), a Reliance subsidiary, since 2014. Mr. Durham joined EMJ in 1985 and has held various leadership roles in sales, general management and purchasing, and was also responsible for the successful opening of EMJ’s Malaysia operation to support its energy customers in that region.

Commenting on the appointment, James Hoffman, Reliance’s President and Chief Executive Officer said, “I am very pleased to announce Jeff’s promotion to the position of Senior Vice President, Operations at Reliance. Jeff brings over 33 years of experience with broad operational abilities and exposure to many of the key end markets in which we operate. Jeff has made many contributions at EMJ during his long tenure and we look forward to benefiting from his experience and leadership to drive continued operational excellence.”

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels

350 South Grand Avenue, Suite 5100   I   Los Angeles CA 90071   I   Phone: 213-687-7700   I   Fax: 213-687-8792   I   www.rsac.com

of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400